Exhibit 10.1
September 21, 2007
Jay Larkin
Dear Jay:
It is with a great deal of pleasure that I am extending to you an offer to join the International Fight League, Inc. (“IFL” or the “Company”) as President and Chief Operating Officer, pursuant to the terms of this letter.  Your employment is effective as of September 21, 2007 and you will report directly to the Company’s Chairman and Chief Executive Officer. In your position, you will have responsibility and decision making authority for the day-to-day operations of the Company’s business, including event staging and television and media production.
Your salary will initially be at the annual rate of $275,000 and we will pay you on a semi-monthly basis in accordance with the Company’s regular payroll procedures. On the six month anniversary of your start date, your annual salary will increase to $325,000. You will be eligible to receive an annual bonus award based upon, and subject to, the achievement of target annual performance objectives established by the Board or its Compensation Committee after consultation with you.
You will become eligible on your first day of employment to participate in the Company’s employee benefit plans, including health care, life insurance and disability benefits, pursuant to the terms of the relevant employee benefit plans.  You will be entitled to vacation and sick days pursuant to Company policy, which initially allows for 2 weeks of paid vacation and five (5) personal days per year. You will receive customary expense reimbursement pursuant to the Company’s regular executive officer expense reimbursement policies, and when traveling on Company related business, you will be entitled to one class upgrade from coach for air travel, with an airline of your selection, and hotel accommodations at a hotel of your choice (other than at IFL events where IFL has a block of rooms).
You will be granted stock options to purchase 500,000 shares of IFL common stock under the Company’s 2006 Equity Incentive Plan (the “Plan”) (the “Initial Grant”).  In addition, you will be eligible for an additional grant under the Plan of stock options for 250,000 shares of common stock in January 2008 (the “Subsequent Grant”). The Initial Grant and the Subsequent Grant will expire ten years after the date of the Initial Grant, and each will have an exercise price equal to the Fair Market Value (as defined in the Plan) on the date of its grant. If the exercise price of the Subsequent Grant is greater than the exercise price of the Initial Grant, then you will be entitled to receive an award of restricted stock under the Plan for a number of shares of IFL common stock (not to exceed 250,000 shares) equal to (i) the product of (x) the amount by which the exercise price of the Subsequent Grant exceeds the exercise price of the Initial Grant, multiplied by (y) 250,000, divided by (ii) the exercise price of the Subsequent Grant. The Subsequent Grant, and any restricted stock award required by the foregoing sentence, will be subject to approval by the Company’s Board of Directors or a committee of the Board. All of the options and the restricted stock granted under this paragraph will vest as to 1/12 of the shares covered thereby after completion of your first three months of employment with the Company and as to 1/12 of the shares covered thereby after the completion of each three-month period of employment thereafter; provided that you are in the employ of the Company on each such vesting date (the first 1/12 of the shares covered by the Subsequent Grant and any restricted stock awarded under this paragraph will vest immediately upon their grant). In addition, the foregoing equity awards will fully vest upon a “Change of Control Event” (as defined in the Plan). These grants will be evidenced by and be subject to separate grant agreements the Company will deliver to you, and which will become effective upon the Company’s receipt of a counter-signed copy from you. As permitted by the Plan, you may elect to have the Company withhold shares of restricted stock as the shares vest in order to pay withholding taxes which may be due upon vesting.
You will be an employee-at-will, which means that either IFL or you may terminate your employment at any time, with or without “Cause” or “Good Reason” and with or without notice.  If your employment is terminated for

Jay Larkin Employment Letter
September 21, 2007

“Cause” or you resign without “Good Reason,” you will not receive the post-termination payments described below.  “Cause” shall mean (a) gross negligence, or willful or wanton breach, by you of any of your material duties to IFL, (b) gross malfeasance by you in the performance of your material duties to IFL, (c) material violation by you of a material Company policy, (d) conduct by you constituting fraud or dishonesty, or (e) you are convicted of a felony. “Good Reason” shall mean a material breach of this agreement by IFL, including the failure to award you the Subsequent Grant and the restricted stock award in January 2008. If you believe that the Company has breached this agreement and has thereby given you Good Reason to terminate you employment hereunder, which would entitle you the severance benefits described below, you must notify the Company of your entitlement to terminate your employment with the Company for Good Reason within 90 days of the day on which you believe the Company has so breached this agreement, and the Company will then have 60 days for its receipt of your notice to cure such breach to your reasonable satisfaction.
If your employment with the Company is terminated by the Company without Cause, or if you terminate your employment with the Company for Good Reason, the Company will continue to pay you your then-rate of base salary for a period of three (3) months, at the same time and in the same amounts as if your employment had not terminated..  Any such payments shall be contingent upon your signing a general release in substantially the form attached hereto as Annex A and shall be less applicable federal, state, and local taxes and other appropriate payroll deductions.  If your employment with the Company terminates, you will be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If your employment with the Company is terminated by the Company without Cause or you terminate your employment for Good Reason, and you elect to receive health insurance coverage in accordance with COBRA, (a) IFL will place you on administrative leave as an inactive employee during your three month severance period, during which IFL will continue to pay on your behalf any required premiums for such health insurance coverage, and then (b) for any period thereafter in which you are eligible for COBRA benefits, IFL will pay any required premiums for a three-month period following the date your three-month administrative leave terminates.  Any such premium payments will also be contingent upon your signing a general release in a form acceptable to the Company in substantially the form of Annex A. In addition, if your employment is terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, your stock options, restricted stock and any other equity awards you may have received will immediately vest, and you will have one year to exercise any unexercised stock options. Notwithstanding anything to the contrary contained in this paragraph, should either or both of the above severance benefits payable to you at a time when (i) any of the Company’s common stock is publicly traded on an established securities market or otherwise, and (ii) you are a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), constitute “nonqualified deferred compensation” under Section 409A of the Code (“Section 409A”), its or their payment shall be suspended for a period of six full calendar months, commencing with the first calendar month next following the date of termination of your employment with the Company, and such suspended payment amount will be paid to you in a lump sum payment on the first day following the end of such required payment suspension period. However, and notwithstanding anything to the contrary contained in the immediately preceding sentence, should either or both of such payments come within the definition of “involuntary severance” under Section 409A, an amount up to the lesser of (a) 200% of your annual compensation from the Company for the calendar year preceding the calendar year in which the termination of your employment with the Company occurs, or (b) 200% of the limitation under Section 401(a)(17) of the Code on tax-qualified retirement plan compensation in effect for the calendar year in which the termination of your employment with the Company occurs, shall be excluded from “deferred compensation” as permitted under Section 409A and shall not be subject to the above 6-month payment suspension requirement. Notwithstanding anything to the contrary in this letter, the terms hereof will in all cases be interpreted consistent with the intention of both the parties hereto that such terms comply with all applicable requirements of both Section 409A and further, that neither the Company nor you, individually or in combination, will pay or accelerate any payment hereunder except in compliance with Section 409A.
International Fight League
424 West 33rd Street, Suite 650
New York, NY 10001
(212) 356-4000

Jay Larkin Employment Letter
September 21, 2007

Your employment with the Company is subject to your providing us with proper documentation that you are authorized to work in the United States.  You will also be required to sign a separate confidentiality and works for hire agreement.
We understand that you will be working on other projects while you are employed with IFL, and IFL agrees you may do so, so long as those other projects do not interfere with your duties as President and Chief Operating Officer of IFL and are not competitive with or adverse to the interests of IFL.
This offer letter represents the entire agreement between you and the Company with respect to your employment with the Company, and supersedes any and all other prior agreements or understandings, whether oral or written, relating to your employment with the Company.
By signing this letter, you represent and warrant that you are not subject to any agreement, order, judgment or decree of any kind which would prevent you from entering into employment with IFL or from fully performing your duties as President and Chief Operating Officer pursuant to the terms hereof.
If the foregoing is acceptable to you, please indicate your agreement and acceptance of the terms hereof by signing two copies of this letter in the appropriate space.  Please return both copies to me for execution as soon as possible and I will return a fully signed copy to you.

Again, I am extremely enthusiastic about you joining the IFL team!
Sincerely,
International Fight League, Inc.
Gareb Shamus
Chairman and Chief Executive Officer
Agreed to and accepted by:

Jay Larkin	Date
International Fight League
424 West 33rd Street, Suite 650
New York, NY 10001
(212) 356-4000

Annex A
Form of Release and Covenant Not to Sue
      (a) Executive, in consideration of the monies and other consideration paid to him pursuant to this Agreement, releases and forever discharges the Company and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such controlling shareholders, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under, or in concert with any of them (the Company, and the foregoing other persons and entities are hereinafter defined separately and collectively as the “Releasees”), from all actions, causes of action, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, for any claims related to, or arising out of any aspect of Executive’s employment with the Company, any agreement concerning such employment, or the termination of such employment, including, but not limited to, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the Sarbanes-Oxley Act of 2002, under the Immigration Reform and Control Act of 1986, as amended, under the New York State Labor Law, as amended, under the New York State Human Rights Law, as amended, and under the New York City Human Rights Law, as amended; and any claim for attorneys’ fees, experts’ fees, disbursements or costs; which against the Releasees, Executive, Executive’s heirs, executors, administrators, or assigns ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Executive’s execution of this Agreement.
           (b) Notwithstanding anything to the contrary set forth in paragraph (a), the Company and Executive agree that, by entering into this Agreement: (x) Executive does not waive rights or claims that may arise after the date the Agreement is executed; or (y) Executive does not waive or release the Releasees, or any of them, from claims that may arise under this Agreement.
           (c) Except as set forth on Schedule A attached hereto, Executive represents and warrants that he has never commenced or filed, and Executive covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted, any claims or actions against the Releasees or any of them relating to employment matters.
           (d) Executive further acknowledges, represents, and warrants that Executive has not reported any purported improper, unethical or illegal conduct or activities by the Company or any Company representative to any supervisor, manager, agent or other representative of the Company (including its Board of Directors) or to any member of the Company’s legal or compliance personnel. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in, any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance personnel or to legal advisers and consultants retained by Executive for such purposes; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization.
           (e) Executive agrees that neither he nor any person authorized by him to act on his behalf shall, directly or indirectly, intentionally defame or disparage the Company or any director or officer of the Company to the media or in a public forum or, with the intent to damage the Company or any director or officer of the Company. Neither the Company (acting in a formal capacity through an authorized representative) nor any officer or director of the Company shall, directly or indirectly, intentionally defame or disparage Executive to the media or in a public forum or, with the intent to damage Executive.